EXHIBIT 5.1

                        [LETTERHEAD OF KIRKLAND & ELLIS]

                                 May 23, 1997

Stage Stores, Inc.
10201 Main Street
Houston, Texas  77002

            Re:   SHARES OF COMMON STOCK, $0.01 PAR VALUE

Ladies and Gentlemen:

            We are acting as counsel to Stage Stores, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 (Registration No. 333-______ (the "Registration Statement") pertaining to the registration of a proposed issuance of shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") in connection with the Merger (as defined in the Registration Statement) with C.R. Anthony Company ("CR Anthony").

            We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

            Based upon the foregoing and giving regard to legal considerations that we deem relevant, and subject to the comments and qualifications set forth below, it is our opinion that the Common Stock has been duly authorized and validly issued and is fully paid and nonassessable.

            For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (1) the authenticity of all documents submitted to us as originals, (2) the conformity to the originals of all documents submitted to us as copies, (3) the authenticity of the originals of all documents submitted to us as copies, (4) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (5) the authority of such persons signing all documents on behalf of the parties thereto, and (6) the due authorization, execution and delivery of all documents by the parties thereto.
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May 23, 1997
Page 2

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the section entitled "Legal Matters" in the prospectus included in the Registration Statement.

            We do not find it necessary for purposes of this opinion to cover, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Common Stock.

            This opinion shall be limited to the laws of the State of Delaware.

            This opinion is furnished to you in connection with the filing of the Registration Statement, to be relied upon by you, your shareholders and the shareholders of CR Anthony, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                          Very truly yours,

                                          KIRKLAND & ELLIS